Exhibit 99.1

Contact: Mike Drickamer

Vice President, Investor Relations

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for the Three Months and Year Ended December 31, 2021 and Increases Dividend on Improved Cash Flow Outlook

HOUSTON, Texas – February 10, 2022 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months and year ended December 31, 2021. The Company reported a net loss of $362 million, or $1.68 per share, for the fourth quarter of 2021, compared to a net loss of $107 million, or $0.57 per share, for the fourth quarter of 2020. Excluding charges described below, the majority of which were non-cash, the net loss for the fourth quarter of 2021 would have been $82.2 million, or $0.38 per share. Revenues for the fourth quarter of 2021 were $466 million, compared to $221 million for the fourth quarter of 2020.

For the year ended December 31, 2021, the Company reported a net loss of $655 million, or $3.36 per share, compared to a net loss of $804 million, or $4.27 per share, for the year ended December 31, 2020. Revenues for the year ended December 31, 2021 were $1.4 billion, compared to $1.1 billion for 2020.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “Continued improvement in revenues and adjusted EBITDA illustrates how well Patterson-UTI is positioned to benefit from the ongoing strengthening in the market. We are in a great position to take advantage of this growth due to our high-quality drilling and pressure pumping fleets. Going forward, we expect drilling and completion activity, pricing, and the resulting cash flow will continue to increase in 2022. As such, I am pleased to announce we are increasing our quarterly shareholder dividend to $0.04 per share.”

Mr. Hendricks continued, “In contract drilling, our average rig count in the United States for the fourth quarter increased by 26 rigs, including 13 from our acquisition of Pioneer Energy Services. We expect continued strong growth in drilling activity and project our average first quarter rig count in the United States to increase by an additional 10 rigs to 116.

“Average rig revenue per day in the United States increased $580 to $22,030 for the fourth quarter from $21,450 for the third quarter due to an increase in rig dayrates and other ancillary sources of revenue such as technology and drill pipe. Average rig operating cost per day in the United States for the fourth quarter was $16,580, up $1,430 from the third quarter due to increased labor costs, higher rig reactivation costs, and general oilfield cost inflation.

“During the fourth quarter, we retired drilling rigs and other drilling equipment. The retired rigs include all of the SCR-powered rigs in our U.S. rig fleet. We believe our resulting rig fleet in the United States of 184 marketed rigs is in a leading position to meet our customers’ needs for safe and efficient operations.

“In Colombia, for the fourth quarter, contract drilling revenues of $15.8 million and adjusted gross margin of $5.3 million exceeded our expectation. We are pleased to expand our geographic footprint into Colombia, and we remain optimistic about further growth opportunities in this region.

“As of December 31, 2021, Patterson-UTI had term contracts for drilling rigs in the United States providing for future dayrate drilling revenue of approximately $325 million. Based on contracts currently in place in the United States, we expect an average of 51 rigs operating under term contracts during the first quarter, and an average of 39 rigs operating under term contracts during 2022.

“In pressure pumping, our fourth quarter financial results exceeded our expectation, as we achieved higher pricing and maintained a high level of efficiency. Pressure pumping revenues increased to $183 million in the fourth quarter from $153 million in the third quarter. Adjusted gross margin increased to $20.9 million in the fourth quarter from $17.9 million in the third quarter. We reactivated our 11th spread late in the fourth quarter and expect to reactivate our 12th spread late in the first quarter.

“During the fourth quarter, we retired approximately 200,000 horsepower of tier 2 diesel frac equipment. Our current pressure pumping fleet includes approximately 1.1 million frac horsepower. Following the reactivation of our 12th spread in the first quarter, seven of our active spreads will be dual fuel capable, including two spreads that are tier 4, dual-fuel capable.

“In directional drilling, fourth quarter revenues increased 11% sequentially to $35.2 million due to higher activity levels and a favorable job mix. Fourth quarter adjusted gross margin of $1.0 million was impacted by a $4.0 million non-cash write-off of inventory. This inventory is no longer useful, as we transition to our next generation of in-house engineered mud motors and measurement while drilling (MWD) tools. These tools improve the quality of subsurface data acquisition, overall reliability and drilling performance. This new technology helped us gain market share during 2021.”

Mr. Hendricks concluded, “We forecast that our adjusted EBITDA for 2022 will be more than $450 million and exceed our capex forecast of approximately $350 million by more than $100 million. The majority of our capex forecast is directly tied to activity levels through either maintenance or reactivation capex. Additionally, we are making margin-accretive, quick-payback investments in our existing fleet.

“In the United States, the market for premium drilling and completion equipment is tight. The limited availability of both super-spec drilling rigs and dual-fuel capable frac spreads is rapidly pushing pricing higher. We expect this improved pricing, combined with higher activity, will lead to significantly better cash flow for Patterson-UTI.”

The Company declared a quarterly dividend on its common stock of $0.04 per share, payable on March 17, 2022, to holders of record as of March 3, 2022.

The financial results for the three months ended December 31, 2021 include pretax charges totaling $286 million ($280 million after-tax, or $1.30 per share), consisting of $267 million of non-cash impairment charges, $10.0 million of acquisition-related expenses, a $4.6 million loss on the sale of assets and a $4.0 million non-cash write-off of directional drilling inventory. The impairment charges are primarily related to drilling and pressure pumping equipment that has limited commercial opportunity. The financial results for the year ended December 31, 2021 also include acquisition-related expenses of $2.1 million that were incurred during the second and third quarters.

Financial results for the year ended December 31, 2020 include pre-tax charges totaling $461 million, consisting of $423 million of non-cash impairment charges and $38.3 million of restructuring costs. Partially offsetting these charges is a pre-tax gain of $4.2 million.

All references to "per share" in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company's quarterly conference call to discuss the operating results for the quarter ended December 31, 2021, is scheduled for today, February 10, 2022, at 9:00 a.m. Central Time. The dial-in information for participants is (888) 550-5422 (Domestic) and (646) 960-0676 (International). The conference ID for both numbers is 3822955. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of oilfield services and products to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling, pressure pumping and directional drilling services. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI's current beliefs, expectations or intentions regarding future events. Words such as "anticipate," "believe," "budgeted," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "potential," "project," "pursue," "should," "strategy," "target," or "will," and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding Patterson-UTI's future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: adverse oil and natural gas industry conditions; including as a result of economic repercussions from the COVID-19 pandemic; global economic conditions; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess availability of land drilling rigs, pressure pumping and directional drilling equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; strength and financial resources of competitors; utilization, margins and planned capital expenditures; liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology; the ability to retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; synergies, costs and financial and operating impacts of acquisitions; the ultimate timing, outcome and results of integrating the operations of Pioneer Energy Services into Patterson-UTI; the effects of the acquisition on Patterson-UTI, including Patterson-UTI’s future financial condition, results of operations, strategy and plans; potential adverse reactions or changes to business relationships resulting from the acquisition; the failure to realize expected synergies and other benefits from the acquisition; difficulty in building and deploying new equipment; governmental regulation; climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; the ability to effectively identify and enter new markets; weather; operating costs; expansion and development trends of the oil and natural gas industry; ability to obtain insurance coverage on commercially reasonable terms; financial flexibility; interest rate volatility; adverse credit and equity market conditions; availability of capital and the ability to repay indebtedness when due; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI's SEC filings. Patterson-UTI's filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI's website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
REVENUES	$466,493	$220,801	$1,357,081	$1,124,249
COSTS AND EXPENSES:
Direct operating costs	378,897	169,292	1,081,948	801,923
Depreciation, depletion, amortization and impairment	411,194	153,709	849,178	670,910
Impairment of goodwill	—	—	—	395,060
Selling, general and administrative	24,206	20,919	92,382	97,611
Credit loss expense	(1,500)	—	(1,500)	5,606
Restructuring expenses	—	—	—	38,338
Merger and integration expense	9,994	—	12,060	—
Other operating expense, net	4,506	1,079	763	7,059

Total costs and expenses	827,297	344,999	2,034,831	2,016,507

OPERATING LOSS	(360,804)	(124,198)	(677,750)	(892,258)

OTHER INCOME (EXPENSE):
Interest income	26	25	222	1,254
Interest expense, net of amount capitalized	(10,582)	(7,274)	(41,978)	(40,770)
Other	(1,115)	74	(275)	756

Total other expense	(11,671)	(7,175)	(42,031)	(38,760)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(372,475)	(131,373)	(719,781)	(931,018)

INCOME TAX BENEFIT	(8,116)	(24,846)	(62,702)	(127,326)

LOSS FROM CONTINUING OPERATIONS	(364,359)	(106,527)	(657,079)	(803,692)

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	2,534	—	2,534	—

NET LOSS	$(361,825)	$(106,527)	$(654,545)	$(803,692)

NET LOSS PER COMMON SHARE:
Basic
Continuing operations	$(1.69)	$(0.57)	$(3.37)	$(4.27)
Discontinued operations	$0.01	$—	$0.01	$—
Net loss - basic	$(1.68)	$(0.57)	$(3.36)	$(4.27)

Diluted
Continuing operations	$(1.69)	$(0.57)	$(3.37)	$(4.27)
Discontinued operations	$0.01	$—	$0.01	$—
Net loss - diluted	$(1.68)	$(0.57)	$(3.36)	$(4.27)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	215,087	187,478	195,021	188,013
Diluted	215,087	187,478	195,021	188,013
CASH DIVIDENDS PER COMMON SHARE	$0.02	$0.02	$0.08	$0.10

PATTERSON-UTI ENERGY, INC.

Additional Financial and Operating Data

(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2021	2020	2021	2020	2021
Contract Drilling:
Revenues	$230,872	$115,574	$664,030	$669,126	$157,925
Direct operating costs	$172,407	$71,158	$463,456	$380,822	$111,537
Adjusted gross margin (1)	$58,465	$44,416	$200,574	$288,304	$46,388
Restructuring expenses	$—	$—	$—	$2,430	$—
Other operating expenses (income), net	$8	$(30)	$25	$(4,185)	$(28)
Selling, general and administrative	$1,353	$982	$4,699	$4,666	$1,086
Depreciation, amortization and impairment	$321,453	$104,928	$618,879	$433,771	$97,160
Impairment of goodwill	$—	$—	$—	$395,060	$—
Operating loss	$(264,349)	$(61,464)	$(423,029)	$(543,438)	$(51,830)

Operating days - U.S.	9,764	5,720	29,960	29,857	7,361

Average revenue per operating day - U.S.	$22.03	$20.21	$21.64	$22.38	$21.45
Average direct operating costs per operating day - U.S.	$16.58	$12.43	$15.11	$12.68	$15.15
Average adjusted gross margin per operating day - U.S. (1)	$5.45	$7.77	$6.53	$9.70	$6.31
Average rigs operating - U.S.	106	62	82	82	80

Capital expenditures	$53,186	$3,589	$109,894	$105,037	$21,239

Pressure Pumping:
Revenues	$183,292	$79,498	$523,756	$336,111	$152,634
Direct operating costs	$162,397	$75,417	$475,953	$310,261	$134,726
Adjusted gross margin (2)	$20,895	$4,081	$47,803	$25,850	$17,908
Restructuring expenses	$—	$—	$—	$31,331	$—
Selling, general and administrative	$1,982	$1,807	$7,361	$8,555	$1,844
Depreciation, amortization and impairment	$60,342	$34,044	$159,305	$152,630	$29,838
Operating loss	$(41,429)	$(31,770)	$(118,863)	$(166,666)	$(13,774)

Average active spreads (3)	10	6	8	6	9
Effective utilization (4)	11.3	6.3	8.7	5.6	10.1
Fracturing jobs	130	72	422	265	116
Other jobs	163	195	754	736	185
Total jobs	293	267	1,176	1,001	301

Average revenue per fracturing job	$1,377.58	$1,019.85	$1,187.29	$1,188.46	$1,265.98
Average revenue per other job	$25.81	$31.12	$30.13	$28.76	$31.24
Average revenue per total job	$625.57	$297.75	$445.37	$335.78	$507.09
Average costs per total job	$554.26	$282.46	$404.72	$309.95	$447.59
Average adjusted gross margin per total job (2)	$71.31	$15.28	$40.65	$25.82	$59.50

Adjusted gross margin as a percentage of revenues (2)	11.4%	5.1%	9.1%	7.7%	11.7%

Capital expenditures	$15,219	$3,798	$34,676	$21,678	$6,468

Directional Drilling:
Revenues	$35,214	$16,858	$111,481	$73,356	$31,728
Direct operating costs	$34,261	$14,702	$101,628	$69,050	$28,360
Adjusted gross margin (5)	$953	$2,156	$9,853	$4,306	$3,368
Restructuring expenses	$—	$—	$—	$3,175	$—
Selling, general and administrative	$1,233	$1,070	$4,884	$5,239	$1,177
Depreciation, amortization and impairment	$20,407	$6,806	$40,270	$36,504	$6,772
Operating loss	$(20,687)	$(5,720)	$(35,301)	$(40,612)	$(4,581)

Adjusted gross margin as a percentage of revenues (5)	2.7%	12.8%	8.8%	5.9%	10.6%

Capital expenditures	$3,978	$119	$8,591	$4,681	$3,290

PATTERSON-UTI ENERGY, INC.

Additional Financial and Operating Data

(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2021	2020	2021	2020	2021
Other Operations:
Revenues	$17,115	$8,871	$57,814	$45,656	$15,598
Direct operating costs	$9,832	$8,015	$40,911	$41,790	$10,444
Adjusted gross margin (6)	$7,283	$856	$16,903	$3,866	$5,154
Restructuring expenses	$—	$—	$—	$501	$—
Selling, general and administrative	$454	$570	$1,943	$3,539	$623
Depreciation, depletion, amortization and impairment	$7,556	$6,424	$24,865	$41,511	$5,866
Operating loss	$(727)	$(6,138)	$(9,905)	$(41,685)	$(1,335)

Capital expenditures	$2,632	$2,602	$11,638	$12,378	$2,833

Corporate:
Selling, general and administrative	$19,184	$16,490	$73,495	$75,612	$17,333
Restructuring expenses	$—	$—	$—	$901	$—
Depreciation	$1,436	$1,507	$5,859	$6,494	$1,429
Credit loss expense	$(1,500)	$—	$(1,500)	$5,606	$—
Merger and integration expense	$9,994	$—	$12,060	$—	$918
Other operating (income) expense, net	$4,498	$1,109	$738	$11,244	$(1,191)

Capital expenditures	$468	$330	$1,521	$1,707	$434

Discontinued Operations:
Income from discontinued operations, net of tax	$2,534	$—	$2,534	$—	$—

Capital expenditures	$763	$—	$763	$—	$—

Total Capital Expenditures	$76,246	$10,438	$167,083	$145,481	$34,264

(1)
For Contract Drilling, adjusted gross margin is defined as revenues less direct operating costs and excludes restructuring expenses, other operating expenses (income), net, selling, general and administrative expenses, depreciation, amortization and impairment and impairment of goodwill. Average adjusted gross margin per operating day is defined as adjusted gross margin divided by operating days.
(2)
For Pressure Pumping, adjusted gross margin is defined as revenues less direct operating costs and excludes restructuring expenses, selling, general and administrative expenses and depreciation, amortization and impairment. Average adjusted gross margin per total job is defined as adjusted gross margin divided by total jobs. Adjusted gross margin as a percentage of revenues is defined as adjusted gross margin divided by revenues.
(3)
Average active spreads is the average number of spreads that were crewed and actively marketed during the period.
(4)
Effective utilization is calculated as total pumping days during the quarter divided by 75 days or during the year divided by 300 days, which we consider full effective utilization for a spread during the period.
(5)
For Directional Drilling, adjusted gross margin is defined as revenues less direct operating costs and excludes restructuring expenses, selling, general and administrative expenses and depreciation, amortization and impairment. Adjusted gross margin as a percentage of revenues is defined as adjusted gross margin divided by revenues.
(6)
For Other Operations, adjusted gross margin is defined as revenues less direct operating costs and excludes restructuring expenses, selling, general and administrative expenses and depreciation, depletion, amortization and impairment.

	December 31,	December 31,
Selected Balance Sheet Data (unaudited, in thousands):	2021	2020
Cash and cash equivalents	$117,524	$224,915
Current assets	$583,653	$477,956
Current liabilities	$435,853	$273,722
Working capital	$147,800	$204,234
Long-term debt	$852,323	$901,484

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

Adjusted EBITDA

(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 31,		December 31,		September 30
	2021	2020	2021	2020	2021
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Loss from continuing operations	$(364,359)	$(106,527)	$(657,079)	$(803,692)	$(82,998)
Income tax benefit	(8,116)	(24,846)	(62,702)	(127,326)	(17,643)
Net interest expense	10,556	7,249	41,756	39,516	10,646
Depreciation, depletion, amortization and impairment	411,194	153,709	849,178	670,910	141,065
Impairment of goodwill	—	—	—	395,060	—

Adjusted EBITDA	$49,275	$29,585	$171,153	$174,468	$51,070

Total revenues	$466,493	$220,801	$1,357,081	$1,124,249	$357,885
Adjusted EBITDA margin	10.6%	13.4%	12.6%	15.5%	14.3%

Adjusted EBITDA by operating segment:
Contract drilling	$57,104	$43,464	$195,850	$285,393	$45,330
Pressure pumping	18,913	2,274	40,442	(14,036)	16,064
Directional drilling	(280)	1,086	4,969	(4,108)	2,191
Other operations	6,829	286	14,960	(174)	4,531
Corporate	(33,291)	(17,525)	(85,068)	(92,607)	(17,046)

Consolidated Adjusted EBITDA	$49,275	$29,585	$171,153	$174,468	$51,070

(1)
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We define Adjusted EBITDA as loss from continuing operations plus net interest expense, income tax benefit and depreciation, depletion, amortization and impairment expense (including impairment of goodwill). We present Adjusted EBITDA because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from loss from continuing operations in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measure of loss from continuing operations. Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

Adjusted Gross Margin

(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2021	2020	2021	2020	2021
Contract Drilling:
Revenues	$230,872	$115,574	$664,030	$669,126	$157,925
Less cost of sales	(172,407)	(71,158)	(463,456)	(380,822)	(111,537)
Less depreciation, amortization and impairment	(321,453)	(104,928)	(618,879)	(433,771)	(97,160)
GAAP gross margin	(262,988)	(60,512)	(418,305)	(145,467)	(50,772)
Depreciation, amortization and impairment	321,453	104,928	618,879	433,771	97,160
Adjusted gross margin (1)	$58,465	$44,416	$200,574	$288,304	$46,388

Pressure Pumping:
Revenues	$183,292	$79,498	$523,756	$336,111	$152,634
Less cost of sales	(162,397)	(75,417)	(475,953)	(310,261)	(134,726)
Less depreciation, amortization and impairment	(60,342)	(34,044)	(159,305)	(152,630)	(29,838)
GAAP gross margin	(39,447)	(29,963)	(111,502)	(126,780)	(11,930)
Depreciation, amortization and impairment	60,342	34,044	159,305	152,630	29,838
Adjusted gross margin (1)	$20,895	$4,081	$47,803	$25,850	$17,908

Directional Drilling:
Revenues	$35,214	$16,858	$111,481	$73,356	$31,728
Less cost of sales	(34,261)	(14,702)	(101,628)	(69,050)	(28,360)
Less depreciation, amortization and impairment	(20,407)	(6,806)	(40,270)	(36,504)	(6,772)
GAAP gross margin	(19,454)	(4,650)	(30,417)	(32,198)	(3,404)
Depreciation, amortization and impairment	20,407	6,806	40,270	36,504	6,772
Adjusted gross margin (1)	$953	$2,156	$9,853	$4,306	$3,368

Other Operations:
Revenues	$17,115	$8,871	$57,814	$45,656	$15,598
Less cost of sales	(9,832)	(8,015)	(40,911)	(41,790)	(10,444)
Less depreciation, depletion, amortization and impairment	(7,556)	(6,424)	(24,865)	(41,511)	(5,866)
GAAP gross margin	(273)	(5,568)	(7,962)	(37,645)	(712)
Depreciation, depletion, amortization and impairment	7,556	6,424	24,865	41,511	5,866
Adjusted gross margin (1)	$7,283	$856	$16,903	$3,866	$5,154

(1)
We define “Adjusted gross margin” as total revenue less costs of revenues (excluding depreciation, depletion, amortization and impairment expense). Adjusted gross margin is included as a supplemental disclosure because it is a useful indicator of our operating performance.

PATTERSON-UTI ENERGY, INC.

Pro Forma Net Loss Per Share

(unaudited, dollars in thousands)

	Three Months Ended December 31, 2021
	As Reported		Pro Forma
	Total	Per Share	Total	Per Share (1)

Net loss as reported	$(361,825)	$(1.68)	$(361,825)	$(1.68)

Reverse certain items:
Non-cash impairment charges			267,363
Merger and integration expense			9,994
Loss on sale of assets			4,566
Directional drilling inventory write-off			4,038
			285,961
Income tax benefit			(6,291)
After tax amount			279,670	$1.30

Net loss	$(361,825)	$(1.68)	$(82,155)	$(0.38)

Weighted average number of common shares
outstanding, excluding non-vested shares
of restricted stock	215,087		215,087
Add dilutive effect of potential common shares	—		—
Weighted average number of diluted common
shares outstanding	215,087		215,087

Effective income tax rate			2.2%

(1)
We present pro forma net loss per share in order to convey to investors our performance on a basis that, by excluding certain items, is more comparable to our earnings per share information reported in previous periods. Pro Forma Net Loss per Share should not be construed as an alternative to U.S. GAAP earnings per share.

PATTERSON-UTI ENERGY, INC.

Colombia Contract Drilling Adjusted Gross Margin

(unaudited, dollars in thousands)

2021
Fourth
Quarter
Colombia contract drilling revenues	$15,751
Less cost of sales	(10,498)
Less depreciation and amortization	(1,480)
GAAP gross margin	3,773
Depreciation and amortization	1,480
Adjusted gross margin (1)	$5,253

(1)
For Colombia Contract Drilling, adjusted gross margin is defined as revenues less direct operating costs and excludes depreciation and amortization.